Exhibit 10.5
NATIONAL FUEL GAS COMPANY
AND PARTICIPATING SUBSIDIARIES
EXECUTIVE RETIREMENT PLAN
Amended and Restated as of September 20, 2007
Further Amended and Restated as of September 24, 2008

i

ARTICLE 1
PURPOSE
     1.1 National Fuel Gas Company established this National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan effective as of February 19, 1987 for the purpose of attracting and retaining executives, and for these additional purposes: (1) to provide retirement benefits to eligible employees in addition to basic retirement benefits provided them under the National Fuel Gas Company Retirement Plan as it may be amended and restated; (2) to provide retirement benefits to such employees to make up for benefit reductions, if any, under the National Fuel Gas Company Retirement Plan caused by participation in the National Fuel Gas Company Deferred Compensation Plan, as it may be amended and restated; (3) to provide retirement benefits to such employees without regard to the $200,000 limit on qualified plans’ covered compensation that became effective respecting the National Fuel Gas Company Retirement Plan effective July 1, 1989 (and as that limit may change from time to time); and (4) to provide to such employees benefits which would have been payable from the tax-exempt trust under the National Fuel Gas Company Retirement Plan but for the limitations placed by Section 415 of the Code on benefits payable and contributions made with respect to such employees under such plans.
     1.2 The National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan is intended to constitute an unfunded deferred compensation plan under Section 201(2) of the Act and the Company’s obligation to pay benefits hereunder, if any, is unfunded and unsecured.
     1.3 The National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan has been amended to comply with the requirements of Section 409A of the Code.
ARTICLE 2
DEFINITIONS
     When used herein, the following terms shall have the following meanings:
     2.1 Act means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     2.2 Annual Cash Compensation with respect to any Member shall include the following:

     (i) The Member’s base salary, whether or not the receipt of a portion thereof has been deferred;
     (ii) The Member’s compensation (whether or not the receipt of all or a portion thereof has been deferred) under National Fuel Gas Company’s short-term annual incentive program, known as the Annual At Risk Compensation Incentive Program (“AARCIP”) or any successor program thereto; and
     (iii) The Member’s other performance-related lump sum compensation (i.e. lump sum payments other than expense or tuition reimbursements, moving expense reimbursements, lump sum payments for eligible unused vacation, worker’s compensation payments, award payments for suggestions, severance payments or any other non-performance related lump sum payments) made on or after August 1, 1997.
The Member’s Annual Cash Compensation shall also exclude all commissions, stock, option or SAR awards, restricted stock awards, special allowances, supplemental compensation, any payment under the National Fuel Gas Company Performance Incentive Program and any other extra compensation or incentives or bonuses not expressly included in Annual Cash Compensation pursuant to the foregoing provisions of this Section 2.2.
     2.3 Basic Pension Plan means the National Fuel Gas Company Retirement Plan, as amended and restated from time to time.
     2.4 Basic Pension Plan Benefit means the benefit, stated as a monthly annuity for the Member’s life, commencing at the Member’s Normal Retirement Date, under which the annual payments shall equal the Benefit Base as determined under the Basic Pension Plan, taking into account the effect, if any, of the Benefit Limitations and the fact that deferrals under the National Fuel Gas Company Deferred Compensation Plan are excluded from the definition of Final Average Pay under the Basic Pension Plan.
     2.5 Beneficiary means the person or persons entitled to receive the amount, if any, payable under the Plan upon the death of a Member or retired Member in the Plan in accordance with the form of benefit distribution selected by the Member pursuant to Sections 5.2 and 5.3.
     2.6 Benefit Limitations means (i) the maximum “annual benefit” payable under the Basic Pension Plan in accordance with Section 415 of the Code and the implementing provisions of the Basic Pension Plan (as they operate in conjunction with the relevant provisions of other Company employee benefit plans), and (ii) the maximum amount of annual compensation of an employee that may be taken into account under the Basic Pension Plan in accordance with Section 401(a)(17) of the Code, as amended and supplemented, and the implementing provisions of the Basic Pension Plan.

     2.7 Board of Directors means the Board of Directors of National Fuel Gas Company.
     2.8 Code means the Internal Revenue Code of 1986, as amended from time to time.
     2.9 Committee means the committee appointed from time to time by the Board of Directors to administer the Plan.
     2.10 Company means National Fuel Gas Company and each of the following subsidiaries, which participate in the Plan: National Fuel Gas Distribution Corporation, National Fuel Gas Supply Corporation, Seneca Resources Corporation, National Fuel Resources Inc., Penn-York Energy Corporation, Empire Exploration, Inc. and Horizon Energy Development, Inc., each of which has adopted or has indicated that it will adopt the Plan.
     2.11 Early Retirement Date shall be the Retirement Date selected by the Member that is no earlier than the first day of the calendar month immediately following or coinciding with the Member’s 55th birthday, or any first of a month thereafter, but prior to the Member’s Normal Retirement Date, provided the Member is Vested in either or both the Top-Hat Benefit or the Supplemental Benefit.
     2.12 Employment Year is the consecutive 12-month period commencing on the date on which the Member commenced employment with a Company, and each subsequent 12-month period commencing on each anniversary thereof.
     2.13 Final Average Pay means an amount equal to the average of the Annual Cash Compensation payable by the Company to a Member for the 60 consecutive month period during the 120 consecutive month period immediately preceding the date the Member retires which results in the Member receiving the highest average. If an AARCIP or other annual performance bonus is granted following the Member’s retirement date, unless such payment is expressly excluded from consideration in the computation of the Member’s benefits, that award shall be used in determining the Member’s Final Average Pay, if it is payable in connection with employment periods included in the 60-month period referred to above. In this event, the Member’s Retirement Benefits shall be increased, once the effect of such award is determined, and the increase shall be made retroactive to the Member’s Retirement Date, without interest (provided that no such retroactive application shall have the effect of accelerating the date at which Retirement Benefits shall commence to be paid in accordance with Section 5.2).
     Notwithstanding the preceding paragraph of this Section 2.13, if any such post retirement AARCIP award included in the definition of Annual Cash Compensation is used in determining Final Average Pay hereunder, AARCIP awards relating to no more than five of National Fuel Gas Company’s fiscal years may be used in determining Final Average Pay. An example of the effect of this provision is as follows. Assume that a Member retires on October 1, 2006, and that his salary and AARCIP awards were as follows for the following calendar year:

		AARCIP Award (relating to
		fiscal year ending September
	Salary	30 but paid in December)
2001	$480,000	$120,000
2002	$540,000	$150,000
2003	$600,000	$180,000
2004	$660,000	$210,000
2005	$780,000	$240,000
2006	$840,000	$270,000
     This Member’s Final Average Pay would be $876,000 computed as follows:
[9/12 ($840,000) + 12/12 ($780,000) + 12/12 ($660,000) + 12/12 ($600,000) + 12/12 ($540,000) + 3/12 ($480,000) + $270,000 + $240,000 + $210,000 + $180,000 + $150,000] ÷ 5.
     2.14 409A Election Date means December 31, 2007 or such other date as the Company shall determine to be the latest date that benefits payable under the Plan may commence to be paid based on the Member’s election as to the form and timing of payment in respect of his or her benefits payable under the Basic Pension Plan without violating the election requirements applicable under Section 409A of the Code and any regulations, proposed regulations or other guidance promulgated thereunder.
     2.15 Future Supplemental Benefit means the portion of a Member’s Supplemental Benefit attributable to services rendered to the Company during any calendar year, or portion thereof, following the calendar year in which the Member first became eligible to commence participation in the Plan.
     2.16 Member means any person employed by a Company who is designated as a Member by the Chief Executive Officer of National Fuel Gas Company.
     2.17 Normal Retirement Date is the first day of the month coinciding with or immediately following the Member’s 65th birthday.
     2.18 Past Service Supplemental Benefit means the portion of a Member’s Supplemental Benefits attributable to services rendered to the Company during any calendar year, or portion thereof, prior to and including the year in which such Member commences participation in the Plan.

     2.19 Plan means the National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan as set forth herein and as amended and restated from time to time.
     2.20 Retirement Benefits means the benefits payable under this Plan.
     2.21 Retirement Date is the date with respect to which payment of Retirement Benefits under the Plan commence (which for this purpose shall be determined without regard to any six-month delay pursuant to Section 5.1 hereof).
     2.22 Social Security Benefit means the annual amount estimated by the Committee to be payable to a Member under the Social Security Act of 1935, as amended, at the Member’s Retirement Date, calculated on the assumption that the Member will not receive any future wages that would be treated as such for purposes of that act. If a Member’s Retirement Date precedes his attainment of age 62, the amount estimated to be payable to the Member at age 62 (without assuming any cost of living increases) shall be reduced as follows. The percentage early retirement factor applicable at age 62 (e.g., 80%) shall be further reduced by .75% per month for the first 24 months, and by ..5% per month for the remaining months, if any, by which the Member’s Retirement Date precedes his attainment of age 62. The Social Security Benefit, once calculated, will be frozen as of the Member’s Retirement Date. For example, assume that the Member retired on his 59th birthday, and that his estimated Social Security benefit beginning at age 65 (Primary Insurance Amount) was $15,912 per annum. Using current Social Security tables, his age 62 early retirement factor (80%) would be further reduced to 56%. This Member’s Social Security Benefit would therefore equal $8,910.72.
     2.23 Social Security Offset means, in respect of a Member’s Supplemental Benefit, the product of (i) .0125 times the Member’s Years of Service times (ii) the Member’s Social Security Benefit.
     2.24 Supplemental Benefit means a benefit which is stated as a monthly annuity for the Member’s lifetime, commencing at the Member’s Normal Retirement Date, under which the annual payments shall equal the remainder of (1) minus (2) below, where (1) and (2) are:
(1)	the Member’s Total Benefit Base;

(2)	the sum of
(i)	the Member’s Social Security Offset and

(ii)	the Member’s Basic Pension Plan Benefit.

If the remainder of (1) minus (2) is negative, the Member’s Supplemental Benefit shall be zero.
     2.25 Termination of Employment means the termination of a Member’s employment with the Company and each other entity which is in the same controlled group of affiliated employers as the Company, as determined in accordance with the rules under Section 414(b) and (c) of the Code (the “409A Service Recipients”); provided, however, that in the case of any Member who ceases to be an employee but continues to provide services to any of the 409A Service Recipients following his termination of employment, or is reasonably expected (at the time of such termination of employment) to provide services to any of the 409A Service Recipients within 12 months of such termination of employment (a “Continuing Service Member”), the term Termination of Employment (and any similar terms used in this Plan) shall be deemed to refer to the date at which such Member incurs a “separation from service,” within the meaning of Section 409A of the Code and the regulations promulgated thereunder, from the 409A Service Recipients. This means that rather than being entitled to receive a distribution hereunder upon, or at a specified time following, a Termination of Employment, a Continuing Service Member shall only be entitled to receive such distribution upon, or at a specified time following, such a separation from service.
     2.26 Top-Hat Benefit means a benefit which is stated as a monthly annuity for the Member’s life, commencing at the Member’s Normal Retirement Date, under which the annual payments shall equal the remainder of (1) minus (2) below, where (1) and (2) are:
(1)	the Member’s Benefit Base as determined under the Basic Pension Plan, but without reduction on account of Benefit Limitations and adjusted as if deferrals under the National Fuel Gas Company Deferred Compensation Plan were not excluded from the definition of Final Average Pay under the Basic Pension Plan and

(2)	the Member’s Basic Pension Plan Benefit.
     2.27 Total Benefit Base means, with respect to a Vested Member, a monthly annuity for the Member’s life, commencing at his Normal Retirement Date, under which the annual payments shall equal an amount calculated by multiplying the sum of (1) and (2) by (3), where (1), (2) and (3) are:
(1)	.0197 times the Member’s Years of Service not in excess of 30;

(2)	.0132 times the Member’s Years of Service, if any, in excess of 30 (but not to exceed 10);

(3)	the Member’s Final Average Pay.

     2.28 Vesting
     (a) A Member’s Top-Hat Benefit shall vest in the same manner and subject to the same service requirements and/or other conditions that apply to become vested in the retirement benefits provided under the Basic Pension Plan.
     (b) A Member’s Supplemental Benefit shall vest on the later of (i) the first of the month coinciding with or immediately following his 55th birthday or (ii) the date on which the Member has completed five Years of Service with a Company.
     A “Vested” Member is a Member with respect to whom “Vesting” has occurred.
     2.29 Years of Service equals the number of Employment Years completed by a Member. With respect to an Employment Year in which a Member completed 1,000 or more hours, but less than a full year of service, the Member shall be credited with a fractional Year of Service equal to the quotient of (i) the number of full months of the Member’s service during such Employment Year and (ii) 12. Years of Service shall not exceed 40. Notwithstanding the foregoing sentence, if a Member retires prior to having completed 1,000 hours in his final Employment Year, the Member shall be credited with a fractional Year of Service as calculated above. No more than one Year of Service shall be credited in any Employment Year.
     2.30 In construing the Plan, masculine pronouns shall refer to both males and females, as appropriate.
ARTICLE 3
DETERMINATION OF RETIREMENT BENEFITS
     3.1 Introduction. The Plan provides a Member with a two-part benefit: the Top-Hat Benefit and the Supplemental Benefit. The Top-Hat Benefit makes a Member whole for any reduction in the regular pension he receives under the Basic Pension Plan resulting from Internal Revenue Code limitations and/or his participation in the National Fuel Gas Company Deferred Compensation Plan. The Supplemental Benefit provides an additional retirement benefit to the Basic Pension Plan. Unless the Past Service Supplemental Benefit and the Future Supplement Benefit are to be paid at the same time and in the same form, each shall be calculated in accordance with the terms of the Plan, but separately from each other.
     A Member who does not satisfy the requirements to Vest in a Top-Hat Benefit prior to the date his service for the Company terminates shall receive no benefit under the Plan. A Member who Vests in the Top-Hat Benefit, but does not Vest in the Supplemental Benefit, shall receive only a Top-Hat Benefit. A Member who is Vested in both the Top-Hat Benefit and the Supplemental Benefit and who terminates service with the Company after having attained an Early Retirement Date shall receive the Top-Hat Benefit and a portion of the Supplemental Benefit, as described in Section 3.3.
     3.2 Benefit for Member Retiring at Normal Retirement Date. A Member who retires on or after the Member’s Normal Retirement Date shall receive only the Supplemental Benefit if he shall have Vested in such Supplement Benefit. A Member who retires on or after his Normal Retirement Date, but has not Vested in the Supplement Benefit, shall receive the Top-Hat Benefit.
     3.3 Benefit for Members Terminating Service After Qualifying for Early Retirement.
     (a) The benefit payable under the Plan to a Vested Member whose Termination of Employment occurs after the Member has satisfied the conditions to retire at an Early Retirement Date shall equal the sum of (1) plus [(2) minus (3)], where (1), (2) and (3) are:
(1)	the product of (i) and (ii), where (i) and (ii) are
(i)	the Member’s Top-Hat Benefit,

(ii)	the early retirement percentage that would be applicable to the Member were the Top-Hat Benefit actually payable from the Basic Pension Plan commencing on the date on which payment of the Top-Hat Benefit is to commence hereunder (regardless of when payment of the Basic Pension Plan Benefit actually commences);
(2)	the product of (i) and (ii ), where (i) and (ii) are
(i)	the remainder of (x) minus [the sum of (y) and (z)], where (x), (y) and (z) are:
(x)	the Member’s Total Benefit Base;

(y)	the amount determined under Section 3.3(a)(1);

(z)	(A) the Member’s Basic Pension Plan Benefit times (B) the early retirement percentage that would be applicable to the Member were the Basic Pension Plan to commence on the date on which payment of the Top-Hat Benefit is to commence hereunder (regardless of when payment of the Basic Pension Plan Benefit actually commences);

(ii)	the Member’s Early Retirement Percentage as determined in Section 3.3(b) below; and
(3)	the Member’s Social Security Offset.
Notwithstanding the foregoing, if the remainder of subclause (2) minus subclause (3) above is less than zero, then the Member shall receive (instead of the benefit calculated pursuant to the foregoing formula) the benefit described in subclause (1) above.
     (b) The Early Retirement Percentage applicable under the Plan to the Member’s Supplemental Benefit is determined in accordance with the following scale:

Age at Early Retirement Date	Early Retirement Percentage
65	100
64	94
63	88
62	82
61	70
60	58
59	46
58	34
57	22
56	10
55 years and 2 months	0
     The Early Retirement Percentage determined in accordance with the above scale respecting ages 62, 63 and 64, shall be increased by 1/2 of 1% for each whole calendar month by which a Member’s Early Retirement Date follows the first of the month coinciding with or immediately following his 62nd, 63rd, or 64th birthday, as the case may be. The Early Retirement Percentage determined in accordance with the above scale respecting ages 55 years and 2 months, 56, 57, 58, 59, 60, and 61, shall be increased by 1% for each whole calendar month by which his Early Retirement Date follows the first of the month coinciding with or immediately following his 55 year and 2 month, 56th, 57th, 58th, 59th, 60th and 61st birthdays, as the case may be. Furthermore, the Early Retirement Percentage shall be increased by .125% for each whole calendar month by which a Member’s Years of Service exceed 30; provided, however, that this shall never result in an Early Retirement Percentage in excess of 100%. (In the event a Member desires to retire on the earliest possible Early Retirement Date, i.e., on the first of the month coinciding with or immediately following his 55th birthday, the increase in percentage as a result of Years of Service in excess of 30 shall be made from a base percentage of -2%, in computing Early Retirement Percentage.)
     (c) The provisions of this Section 3.3 are illustrated by the following example. Assume that (i) a Member has 30 Years of Service under this Plan (29 under the Basic

Pension Plan) and a Final Average Pay of $300,000; (ii) he desires to retire in 2006 at age 58 (10% reduction under the Basic Pension Plan); (iii) the maximum amount of the Member’s Final Average Pay allowed to be taken into account under the Basic Pension Plan applicable limits under Section 401(a)(17) of the Code is limited to $220,000; and (iv) his Social Security Benefit was $15,000:
Step 1. Calculate the Top-Hat Benefit
[(.015 x $300,000) x 29] – the Member’s Basic Pension Plan Benefit

The Member’s Base Pension Plan Benefit is [(.015 x $220,000) x 29] ($3,300) x 29 = $95,700
so the Top-Hat Benefit is [(.015 x $300,000) x 29] -$95,700 [$4,500 x 29] - $95,700 $130,500 – 95,700=	$34,800
Step 2. Adjust the Top-Hat Benefit for Early Retirement

$34,800 x .9 =	$31,320
Step 3. Determine the Total Benefit Base

[(.0197 x $300,000) x 30] $5,910 x 30 =	$177,300
Step 4. Reduce the Total Benefit Base by the Top-Hat Benefit and the Basic Pension Plan Benefit, each as Adjusted for Early Retirement

$177,300 – [Adjusted Top-Hat Benefit + Adjusted Basic Pension Plan Benefit]

$177,300 – [$31,320 + (95,700 x .9)] $177,300 – [$31,320 + 86,130] $177,300 - $117,450 =	$59,850
Step 5. Adjust Reduced Total Benefit Base for the Early Retirement Percentage

$59,850 x .34 =	$20,349

Step 6. Calculate the Social Security Offset

[(.0125 x 30) x $15,000] (0.3750) x $15,000 =	$5,625
Step 7. Determine the ERP Benefit Payable
Add the Adjusted Top-Hat Benefit (shown in Step 2) and the Adjusted Total Benefit Base, (shown in Step 5), then subtract the Social Security Offset (shown in Step 6)

($31,320 + 20,349) - $5,625 $51,669- $5,625 =	$46,044
     3.4 Benefit for Members Terminating Service Before Qualifying for Early Retirement. The benefit payable under the Plan to a Member whose Termination of Employment occurs before the Member has attained an Early Retirement Date, but after the Member has Vested in his Top-Hat Benefit, and who has elected to commence receipt of his Top-Hat Benefit at an Early Retirement Date shall equal the Member’s Top-Hat Benefit adjusted to reflect the actuarial reduction therein for early commencement of the benefit that would be applicable to the Member were the Top-Hat Benefit actually payable from the Basic Pension Plan commencing on the date on which payment of the Top-Hat Benefit is to commence hereunder (regardless of when payment of the Basic Pension Plan Benefit actually commences).
     3.5 Late Retirement. A Member’s Years of Service shall be credited if they extend beyond his Normal Retirement Date (but shall not exceed 40 in total), and the Final Average Pay determination shall reflect such Years of Service. However, there shall be no actuarial adjustment to his Additional Benefit Base on account of a Member’s retirement after Normal Retirement Date; for such purpose the Additional Benefit Base hereunder shall be computed as if his late retirement date were his Normal Retirement Date.
ARTICLE 4
VESTING; FORFEITURE
     4.1 Time of Vesting. No Retirement Benefits will be payable to or in respect of any Member unless that Member remains employed by the Company until he is Vested in at least the Top-Hat Benefit under this Plan.
     4.2 Misconduct. Notwithstanding Section 4.1 hereof, no Retirement Benefits will be payable to or in respect of a Member whose employment is terminated by the

Company for serious, willful misconduct in respect of his obligations to the Company, including but not limited to the commission of a felony or a perpetration of a common law fraud which has damaged, or is likely to result in damage to, the Company (provided that, the same result shall obtain if, in the case of Member who terminates service before the Company is aware or has a reasonable opportunity to act on such conduct, the Committee determines that the Member could have been terminated by the Company due to such conduct in accordance with this Section 4.2.)
     4.3 Competition. If and so long as a Member or retired Member shall be employed by any corporation, entity or individual which is then engaged in a business competitive with the Company, or shall be engaged in any such business, or shall aid, advise or assist or attempt to aid, advise or assist any corporation, individual or entity in engaging in any such business, or shall endeavor, directly or indirectly, to interfere with the relations between the Company and any customer or engage in any activity that would be deemed by the Committee in its sole discretion to be detrimental to the Company’s best interests, the rights of such Member or retired Member to Retirement Benefits, including the rights of any Beneficiary, shall be forfeited with the same full force and effect as though the Retirement Benefits had not been granted under any of the provisions of the Plan, unless the Committee determines that such activity is not detrimental to the best interests of the Company; provided that from and after 60 days following cessation by the Member or retired Member of such activity and written notice by him to the Committee, his right to receive Retirement Benefits hereunder shall be restored, unless the Committee, in its sole discretion, determines that the prior activity has caused substantial damage to the Company. Notwithstanding anything else contained in this Section 4.3 to the contrary, this Section shall not apply following the occurrence of a Change in Control.
ARTICLE 5
FORM OF PAYMENT OF BENEFITS
     5.1 Time of Distribution of Retirement Benefits. Retirement Benefits shall be payable as soon as practicable after the Member’s Normal Retirement Date or Early Retirement Date; provided that after the 409A Election Date, no payment of benefits under this Plan shall commence prior to the six-month anniversary of the date of the Member’s Termination of Employment; and provided further, that, to the extent that the immediately preceding proviso delays payment of the Member’s Retirement Benefit, the Member shall be paid a lump sum, as soon as practicable (but not later than 30 days) after such six-month anniversary of the Member’s Termination of Employment, equal to the sum of (i) the Retirement Benefits that would have been payable prior to the six month anniversary of such Termination of Employment but for such mandatory delay in payment and (ii) an amount of interest on the Retirement Benefits referenced in subclause (i), at the short-term applicable federal rate (within the meaning of Section 1274(d) of the

Code), compounded semi-annually, in effect for January in the calendar year in which the Member’s Retirement Benefits would have commenced but for such six month delay (or at such other rate as the Committee shall specify from time to time), from the date such Retirement Benefits would otherwise have been paid to the Member until the six month anniversary of the Member’s Termination of Employment.
     5.2 Elections with Respect to Distribution of Retirement Benefits. Retirement Benefits shall be payable to or in respect of a Member eligible therefor in accordance with distribution elections made by the Member. Such election must specify the date at which any benefits payable to such Member under the Plan shall be payable, as well as the form in which such benefits are to be provided from among the options available under, and described in, Section 5.3. A Member who does not elect the date on which any benefits payable under the Plan shall commence to be paid shall commence receipt of such benefits on the later of (i) the earliest date on which the Member’s benefits hereunder could commence or (ii) the six-month anniversary of the date of the Member’s Termination of Employment. The following rules shall apply with respect to the distribution elections made in respect of the receipt of Retirement Benefits:
     (a) A Member who commences receipt of payment of his or her Retirement Benefit on or before the 409A Election Date and, on the 409A Election Date, was receiving Retirement Benefits in the same form of annuity as is applicable to the benefits payable to such Member under the Basic Pension Plan shall continue to receive such benefit in the same manner and form as the benefit received by such Member under the Basic Pension Plan.
     (b) A person who is (or becomes) a Member, who has not commenced receipt of a distribution of his or her Retirement Benefit prior to the 409A Election Date and who has not otherwise made an election prior to the 409A Election Date, shall make an election in accordance with Section 5.3, on or prior to the 409A Election Date, regarding the form of distribution of such Retirement Benefits, provided that such election shall also be applicable with respect to any Retirement Benefits accrued by the Member under this Plan after the 409A Election Date. A Member described in this Section 5.2(b) must also elect whether, if the Member terminates employment prior to his Normal Retirement Date, distribution of his or her Retirement Benefits shall commence as of an Early Retirement Date and, if so, when such benefits shall commence.
     (c) A Member who commences participation in the Plan after the 409A Election Date may, on the first day of the calendar year following the date that such Member is eligible to commence participation in the Plan, make an election in accordance with Section 5.3 regarding the distribution of his or her Top-Hat Benefit and his or her Future Supplemental Benefit accrued under this Plan and an election as to the date (which shall be at least six months) following the Member’s Termination of Employment (or, if later, at the earliest date as of which such Member’s benefits hereunder could otherwise commence) that such Member’s Vested Top-Hat Benefit and

Vested Future Supplemental Benefit, if any, payable under the Plan is to commence to be paid.
     (d) Unless the Member shall make a different election in accordance with Section 5.5, a Member’s Past Service Supplemental Benefit shall be paid to the Member in the normal form of payment as set forth in Section 5.3(a), commencing on the first day of the month coinciding with or immediately following the later of (i) the Member’s 55th birthday and (ii) the Member’s Termination of Employment. For the avoidance of doubt, no election, other than an election made in compliance with Section 5.5 of the Plan, shall be made with respect to a Member’s Past Service Supplemental Benefit.
     5.3 Forms of Payment. Unless a Member shall elect an alternative form of payment in the manner described in Section 5.2 and except as described in Section 5.2(d), the Member’s Retirement Benefits shall be paid in the form specified in Section 5.3(a). A Member may elect to receive benefits, by making an election within the time period established under Section 5.2, in any of the alternative forms described in Sections 5.3(b) through 5.3(d). Each form of benefit is intended to be of actuarial equivalent value.
     (a) Normal Form of Payment. The normal benefit form for Retirement Benefits is a four-year period certain annuity that is actuarially equivalent to the lump-sum present value (calculated using the most recently published mortality table that is generally accepted by American actuaries and reasonably applicable to the Plan, and a 6 percent annual interest rate or discount rate) of (i) the Member’s Supplemental Benefit, if the Member is Vested therein or (ii) otherwise, the Member’s Top-Hat Benefit. The first payment will paid on the six-month anniversary of the date of the Member’s Retirement or Early Retirement; provided that, at the time the Member makes an election pursuant to Section 5.2, the Member may elect to have the first payment be payable on the later of (i) the six-month anniversary of the Member’s Termination of Employment with the Company and its Subsidiaries and (ii) the first business day of the calendar year following the Member’s Retirement or Early Retirement. If a Member elects a delayed commencement date for Retirement Benefits, as permitted under the immediately preceding sentence, the lump sum present value of such Retirement Benefits shall be calculated as of the delayed commencement date, and no interest shall be payable in accordance with Section 5.1 due to such delay. Subsequent installments shall be paid on each of the first three anniversaries of the date on which the first installment is due to be paid. The Retirement Benefits of a Member who fails to make a timely distribution election under Section 5.2 shall be paid in accordance with the normal benefit form provided for in this Section 5.3(a).
     (b) Single Life Annuity. Retirement Benefits may be paid in the form of a single life annuity for the Member’s lifetime payable in equal monthly installments which shall commence not earlier than the six-month anniversary of the Retirement or Early Retirement of the Member, as elected by such Member. The date on which such benefits commence to be paid shall be established pursuant to the Member’s election or, in the absence of a timely election, pursuant to the default provided under Section 5.2.
     (c) Ten-Year Period Certain and Life. Retirement Benefits may be paid in the form of an annuity in monthly installments for ten years from the Member’s Retirement or Early Retirement, as elected by such Member, and for life thereafter if the Member survives such ten-year period. Such payments shall commence not earlier than the six-month anniversary of the Member’s Retirement or Early Retirement, as elected by such Member. If the Member’s death occurs within such ten-year period, annuity payments shall continue for the remainder of the ten-year period to the Member’s Beneficiary. To provide for the possibility that benefit payments will continue after the Member’s lifetime, the benefit payable to the Member during his or her lifetime under this Section 5.3(c) shall be reduced from the benefit that would have been payable as a single life annuity under Section 5.3(b), based on the same factors that would apply were such benefit payable under the Basic Pension Plan, including the Member’s age. No adjustment shall be made to the amount payable to the Member in the event that no survivor benefit should become payable because the Member lives longer than 10 years following the date the Retirement Benefits commence to be paid. The date on which such benefits commence to be paid shall be established pursuant to the Member’s election or, in the absence of a timely election, pursuant to the default election provided under Section 5.2.
     (d) Joint and Survivor Annuity. Retirement Benefits may be paid in the form of a joint and survivor annuity so that the Member receives a monthly installment for the duration of the Member’s life and the Member’s Beneficiary receives a monthly installment for the duration of his or her life in an amount that is either 50% or 100% of the Member’s monthly installment, as so elected by the Member. To provide for the possibility that benefit payments will continue after the Member’s lifetime, the benefit payable to the Member during his or her lifetime under this Section 5.3(d) shall be reduced from the benefit that would have been payable as a single life annuity under Section 5.3(b), based on the same factors that would apply were such benefit payable under the Basic Pension Plan, including the Member’s age and that of his or her Beneficiary. The date on which such benefits commence to be paid shall be established pursuant to the Member’s election or, in the absence of a timely election, pursuant to the default election provided under Section 5.2. No adjustment shall be made to the amount payable to the Member in the event that no survivor benefit should become payable because the Beneficiary that the Member selects shall not survive the Member. Notwithstanding the previous sentence, if the Beneficiary selected hereunder is the Member’s spouse and if said spousal Beneficiary dies prior to the fifth anniversary of the Member’s retirement date, the Member’s benefit shall be adjusted to be that which would have been payable as a single life annuity under Section 5.3(b), as of the first of the month coinciding with or next following the spouse’s date of death. There will be no actuarial adjustment made in calculating the benefit under this Section 5.3(d) as a result of the availability of this pop-up benefit other than as provided to reflect commencement of benefits prior to the Normal Retirement Date.
     5.4 Distribution of Benefits to Spouses/Beneficiaries. If the Member’s Retirement Benefits are payable to the Member in the normal form, and the Member dies prior to the date the last installment of such benefit is paid, any installments remaining to be paid at the date of the Member’s death will be paid to the Member’s Beneficiary at the same time and in the same amounts as they would have been paid to the Member. If the Member selects an optional form of distribution of his or her Retirement Benefits such that a portion of such Retirement Benefits is eligible to be paid to his Beneficiary after the Member’s death, such benefits shall be paid in accordance with the terms of the form of distribution elected by the Member; that is (i) with respect to any remaining payments related to the minimum 120 payments payable under the ten-year certain and life option, such remaining monthly payments shall continue to be paid to the Member’s Beneficiary at the same time and in the same amounts as they would have been payable to the Member, until a total of 120 monthly payments have been made to the Member and the Member’s Beneficiary (at which time payment to the Beneficiary will cease) and (ii) with respect to either joint and survivor annuity options, in the form of an annuity for the lifetime of the Member’s Beneficiary (if living at the time of the Member’s death) in a monthly amount that is equal to the percentage (50% or 100%) of the monthly benefit payable to the Member immediately prior to his or her death that was elected by the Member pursuant to Section 5.3(d). To the extent that payment of Retirement Benefits to a Member has been delayed from his Termination of Employment pursuant to Section 5.1 and the Member dies prior to the time such delayed payments shall have been made to the Member, the Member’s Beneficiary shall be paid a lump sum, as soon as practicable (but not later than 60 days) after the Member’s death, equal to the sum of (i) the Retirement Benefits that would have been payable to the Member prior to his death but for such mandatory delay in payment and (ii) an amount of interest on the Retirement Benefits referenced in subclause (i), at the short-term applicable federal rate (within the meaning of Section 1274(d) of the Code), compounded semi-annually, in effect for January in the calendar year in which the Member’s Retirement Benefits would have commenced but for such mandatory delay (or at such other rate as the Committee shall specify from time to time), from the date such Retirement Benefits would otherwise have been paid to the date of the Member’s death.
     5.5 Changes in Distributions Elections. A Member may only change (i) an election previously filed pursuant to Section 5.2 or (ii) the timing and form of payment of any Past Service Supplemental Benefit in accordance with the conditions specified in this Section 5.5. Except as otherwise expressly provided below, any such change in such an election or timing and form of payment, whether as to when payment of Retirement Benefits is to commence, or the form of distribution of such Retirement Benefits, must (1) be made in writing, (2) be delivered at least 12 months prior to the date as of which the applicable Member’s Retirement Benefits would otherwise have commenced to be paid hereunder, and (3) delay commencement of payment of such applicable Retirement Benefits for at least five years from the date payment of such applicable Retirement Benefits would otherwise have commenced. For purposes of the foregoing sentence, a Member’s applicable Retirement Benefits means (i) in the case of a change to the timing or form of payment of the Past Service Supplemental Benefit, only the Past Service Supplemental Benefit, and (ii) in all other cases, any of the Member’s Retirement Benefits other than the Past Service Supplemental Benefit. For the avoidance of doubt, a Member may make a change pursuant to this Section 5.5, (i) solely in respect of the Member’s Past Service Supplemental Benefit, (ii) solely in respect of the Member’s Retirement Benefits other than the Member’s Past Service Supplemental Benefit or (iii) jointly or separately as to both the Member’s Past Service Supplemental Benefit and all of the Member’s other Retirement Benefits. In the event that payment of any portion of a Member’s Retirement Benefits are deferred following the Member’s Termination of Employment by reason of a change in the time and form of election pursuant to this Section 5.5, such delay shall not increase the Early Retirement Percentage applied to determine the amount of benefits payable to such Member under Section 3.3. Notwithstanding the foregoing, a Member who has elected to receive a distribution in the form of a life annuity under Section 5.3(b), a ten-year period certain and life annuity under Section 5.3(c) or either joint and survivor annuity form under Section 5.3(d) may elect to change from that form to any other annuity form at any time prior to the commencement of the receipt of Retirement Benefits hereunder. For example, a Member who has elected to receive his Retirement Benefits in the form of an annuity just for his life may change that election to a joint and survivor annuity without the 12 months advance notice and five year delay in commencement of payments described in the second sentence of this Section 5.5.
     5.6 Right to Adjust. The Committee shall have the right to adjust Retirement Benefits payable under this Plan to correct errors, and/or to provide uniform treatment of Members, retired Members or Beneficiaries.
     5.7 Spouse’s Benefit. In the event of a Vested Member’s death prior to the commencement of the receipt of Retirement Benefits hereunder, his spouse, if she shall survive him, shall receive Retirement Benefits hereunder for her lifetime commencing as of the first day of the month following the Member’s death equal to the greater of (i) or (ii):
     (i) .50 times the Member’s Supplemental Benefit, except that if the Member’s surviving spouse is more than five years younger than the Member, the .50 multiplier described in this clause shall be reduced by .00125 for each month in excess of 60 that the surviving spouse’s age is less than that of the Member. Thus, for example, the multiplier declines to .30 if the surviving spouse is 220 months younger than the Member.

     (ii) 50% of the Retirement Benefit which the Member would have received had payment thereof commenced on the day before the date of his death in the form of the Automatic Joint and Survivor Annuity (as defined and described in the Basic Pension Plan), determined without regard to whether the Member could have commenced such benefit on such date.
ARTICLE 6
SOURCE OF PAYMENT
     6.1 All payments provided for under the Plan shall be paid in cash from the general funds of the Company; provided, however, that such payments shall be reduced by the amount of any payments made to or in respect of a Member from any trust or special or separate fund established by the Company to assure such payments. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Member and his Beneficiary shall have no right, title, or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind between the Company and any Member or Beneficiary. To the extent that any Member or Beneficiary acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.
ARTICLE 7
ADMINISTRATION OF THE PLAN
     7.1 Committee to Administer. The Plan shall be administered by the Committee which shall have full power and authority to interpret, construe and administer the Plan, and review claims for benefits under the Plan, and the Committee’s interpretations and constructions of the Plan and actions thereunder shall be binding and conclusive on all persons and for all purposes.
     7.2 Agents. For purposes of the Act, the members of the Committee shall be the named fiduciaries of the Plan for administration of the Plan (including but not limited to complying with reporting and disclosure requirements and establishing and maintaining Plan records), and shall engage such certified public accountants, who may be accountants for the Company, as it shall require or may deem advisable for purposes of the Plan. The Committee may arrange for the engagement of such legal counsel, who may be counsel for the Company, and make use of such agents and clerical or other personnel as they each shall require or may deem advisable for purposes of the Plan. The Committee may rely upon the written opinion of such counsel and the accountants engaged by the Committee and may delegate to any agent, who may be a Company employee, or to any sub-committee or member of the Committee, its authority to perform any act hereunder, including without limitation those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time at the discretion of the Committee.
     7.3 Liability; Indemnity. To the maximum extent permitted by the Act, no member of the Committee, nor any of their agents, including Company officers or employees, shall be personally liable by reason of any contract or other instrument executed by any of them in their capacity as members of the Committee or otherwise, nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless, directly from its own assets, each member of the Committee and each other officer, employee, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan or to the management or control of the assets of the Plan may be delegated or allocated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith. Said persons shall be entitled to rely conclusively upon, and shall be fully protected in any action taken by them or any of them in good faith in reliance upon, any table, valuation, certificate, opinion or report which shall be furnished to them or any of them by an actuary, accountant, counsel or other expert who shall be employed or engaged by them.
     7.4 Binding Effect of Decisions. The decision or action of this Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.
     7.5 Effect of Restatement. Notwithstanding anything else contained herein to the contrary, in no event shall the restatements of this Plan as of September 20, 2007 and September 24, 2008 reduce the amount of Retirement Benefits payable to any Member hereunder, or otherwise reduce the amount of such Member’s Final Average Pay, in either case below the amount that would have applied under the terms of this Plan as in effect immediately prior to such restatements.
     7.6 Section 409A of the Code. Notwithstanding anything herein to the contrary, the Committee and any of its delegates shall use their commercially reasonable best efforts to administer the plan in a manner that will cause the Plan and any payments to be made hereunder, to comply with the requirements of Section 409A, with the intent of avoiding the imposition of an additional tax under Section 409A of the Code on any Member.

ARTICLE 8
AMENDMENT AND TERMINATION
     8.1 General Power to Amend. Subject to the application of Article 4 in the situations therein enumerated, the Plan may be amended, suspended or terminated, in whole or in part, by the Board of Directors, and Members may be adversely affected thereby provided that such actions may not deprive Vested Members of Retirement Benefits accrued until the date of such actions. In addition, the rights of Vested Members may be affected if (i) failing to make changes would be administratively burdensome; (ii) the Member voluntarily consents to such change in writing; or (iii) if changes are required by law.
     8.2 Limited Power of the President. Notwithstanding Section 8.1, the President of National Fuel Gas Company is empowered to amend, restate or otherwise change the Plan (i) as counsel may advise to be necessary or appropriate in order to ensure that the Plan continues to operate as a plan of deferred compensation for tax purposes in compliance with requirements of Section 409A, remain exempt from many of the provisions of the Act and otherwise continues to fulfill the purposes for which the Plan was adopted and intended; (ii) as he or she may deem necessary in order to make technical or clarifying changes not inconsistent with or in order to fulfill the purposes of the Plan; (iii) as counsel may advise to be necessary to reflect the impact of Benefit Limitations, as they may change from time to time; and (iv) in other respects except as will materially increase the cost of the Plan to the Companies or the benefits of the Plan to Members or as will otherwise reduce the accrued benefits of any Member without his or her consent.
ARTICLE 9
GENERAL PROVISIONS
     9.1 Effect of Corporate Reorganization. This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Member, and his designees, Beneficiaries, legal representatives and estate. Nothing in this Plan shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Plan and all obligations of the Company hereunder. Upon such a consolidation, merger or transfer of assets, and assumption of the Plan, the term “Company” shall refer to such other corporation and this Plan shall continue in full force and effect.
     9.2 Right to Discharge Member. Neither the Plan nor any action taken hereunder shall be construed as giving to a Member the right to be retained in the employ of the Company or as affecting the right of the Company to discharge any Member, at any time without regard to the effect such discharge would have upon his eligibility for or receipt of benefits under the Plan.
     9.3 Withholding. The Company may withhold from any benefits payable under this Plan all federal, state, city or other taxes as shall be required (as determined by the Company) pursuant to any law or governmental regulation or ruling.
     9.4 Assignability. No right to any amount payable at any time under the Plan may be assigned, transferred, pledged, or encumbered, either voluntarily or by operation of law, except as provided expressly herein as to payments to a Beneficiary or as may otherwise be required by law. If, by reason of any attempted assignment, transfer, pledge, or encumbrance, or any bankruptcy or other event happening at any time, any amount payable under the Plan would be made subject to the debts or liabilities of the Member or his Beneficiary or would otherwise not be enjoyed by him, then the Committee, if it so elects, may terminate such person’s interest in any such payment and direct that the same be held and applied to or for the benefit of the Member, his Beneficiary, or any other person deemed to be the natural objects of his bounty, taking into account the expressed wishes of the Member (or, in the event of his death, his Beneficiary).
     9.5 Inability to Utilize Benefits. If the Committee shall find that any person to whom any amount is or was payable hereunder is unable to care for his affairs because of illness or accident or other reasons, or has died, then the Committee, if it so elects, may direct that any payment or any part thereof due such person shall be paid to his estate (unless a prior claim therefor has been made by a duly appointed legal representative) or be paid or applied for the benefit of such person or to or for the benefit of his spouse, children or other dependents, an institution maintaining or having custody of such person, any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment, or any of them, in such manner and proportion as the Committee may deem proper. Any such payment shall be in complete discharge of the liability therefor of the Company, the Plan or the Committee or any member, officer or employee thereof. The Committee may withhold the payment of any amount that shall be payable in accordance with the provisions of the Plan to a person under legal disability until a representative of such person competent to receive such payment on his behalf shall have been properly appointed.
     9.6 Actuarial Equivalents. Except as otherwise provided herein, whenever it is necessary to determine under this Plan whether one benefit is less than, equal to, or larger than another, or whether one benefit is the actuarial equivalent of another whether or not such benefits are provided under this Plan, such determination shall be made using mortality, interest and any other assumptions used at the time in determining actuarial equivalents under the Basic Pension Plan.

     9.7 Health Information. The Member shall provide to the Company, if so requested and as a precondition for remaining a Member, all health information and other information as the Company may require should it decide to purchase life insurance policies or annuity contracts.
     9.8 Additional Benefit. The benefits payable under this Plan shall be in addition to all other benefits provided for Employees of the Company, except as otherwise provided in this Plan.
     9.9 Headings. The captions preceding the sections and articles hereof have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provisions of the Plan.
     9.10 Governing Law. Except to the extent that such laws are pre-empted by the Employee Retirement Income Security Act of 1974, as amended, this Plan shall be governed by the laws of the State of New York as from time to time in effect.